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                                  SCHEDULE 14A


                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(A) of the Securities
                     Exchange Act of 1934 (Amendment No.__ )


                           FILED BY THE REGISTRANT [X]


                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]


                           Check the appropriate box:


                         [ ] Preliminary Proxy Statement


                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))


                         [ ] Definitive Proxy Statement


                       [X] Definitive additional materials


        [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           SCUDDER NEW ASIA FUND, INC.


                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


                        Payment of filing fee (Check the
                               appropriate box):


                              [X] No fee required.


                [ ] Fee computed on table below per Exchange Act
                          Rules 14a-6(i)(4) and 0-11.


(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is
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(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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                                        [DEUTSCHE ASSET MANAGEMENT COMPANY LOGO]
PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION:
ROHINI PRAGASAM 212.250.4516, MEDIA
JONATHAN DIORIO 800.349.4281, INVESTORS

                   SCUDDER NEW ASIA FUND ANNOUNCES RESULTS OF
                         SPECIAL MEETING OF STOCKHOLDERS

NEW YORK, NEW YORK, MARCH 21, 2006 - THE SCUDDER NEW ASIA FUND, INC. (NYSE: SAF) today announced that stockholders of the Fund had approved both a proposal to amend the Fund's Articles of Amendment and Restatement to enable an affirmative vote of a majority of the Fund's outstanding shares to approve any reorganization, consolidation, merger, transfer or assets or share exchange of the Fund and a proposal for the merger of the Fund into DWS Emerging Markets Fund, which is a registered open-end investment company.

Stockholders first voted on the proposal to amend the Fund's Articles of Amendment and Restatement. Approximately 4,850,270 shares of common stock (representing 85.73% of shares represented at the meeting), or approximately 55.37% of the Fund's common stock outstanding, were voted in favor of the proposal. The proposal required the approval a majority of all the votes outstanding and entitled to be cast on the matter.

Immediately following the approval of the proposal to amend the Fund's Articles of Amendment and Restatement, the Fund announced that the special meeting would be adjourned for approximately two hours to allow the Fund to file the amended Articles of Amendment and Restatement with the State of Maryland. The meeting was reconvened at 12:04 p.m., Eastern time, at the offices of Deutsche Asset Management, 345 Park Avenue, New York, New York 10154.

Stockholders then voted on the proposal for the merger of the Fund into DWS Emerging Markets Fund. Approximately 4,972,975 shares of common stock (representing 87.90% of shares represented at the meeting), or approximately 56.77% of the Fund's common stock outstanding, were voted in favor of the proposal. Since the proposal to amend the Fund's Articles of Amendment

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and Restatement was approved, the merger proposal required the approval of a majority of all the votes outstanding and entitled to be cast on the matter.

The Fund expects to have all steps completed for the merger and the exchange of shares within four weeks of the stockholders' meeting. The Fund's shares will stop trading on the New York Stock Exchange shortly before the final merger date and will be delisted from the New York Stock Exchange upon the reorganization. The Fund expects that the last day of trading on the New York Stock Exchange will be on April 7, 2006. Once shares have been exchanged, stockholders will be able to redeem their shares at net asset value, less a redemption fee of 2% of the net asset value applicable to shares outstanding on the merger date that are redeemed within thirty days of the merger. The redemption fee will be paid entirely to the Fund.

Approximately 686,341 shares of common stock, or approximately 7.84% of the Fund's outstanding common stock, were voted against the proposal to amend the Fund's Articles of Amendment and Restatement. Approximately 562,615 shares of common stock, or approximately 6.42% of the Fund's outstanding common stock, were voted against the proposal to merge the Fund.

                                      # # #

The Fund is a closed-end fund with an investment objective of long-term capital appreciation through investment primarily in the equity securities of Asian companies. Closed-end funds, unlike open-end funds, are not continuously offered. There is a one time public offering and once issued, shares of closed-end funds are sold in the open market through a stock exchange. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the fund's shares is determined by a number of factors, several of which are beyond the control of the fund. Therefore, the fund cannot predict whether its shares will trade at, below or above net asset value.

The Scudder New Asia Fund, Inc. is non-diversified and may focus its investments in certain geographic regions, thereby increasing their vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuation, political and economic change, and market risks. This may result in greater share price volatility.

This announcement is not an offer to purchase or the solicitation of an offer to sell shares of the Fund or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares.

                                     * * *


NOT FDIC/NCUA INSURED           MAY LOSE VALUE          NO BANK GUARANTEE
NOT A DEPOSIT       NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

DWS SCUDDER INVESTMENTS IS PART OF DEUTSCHE ASSET MANAGEMENT WHICH IS THE MARKETING NAME IN THE US FOR THE ASSET MANAGEMENT ACTIVITIES OF DEUTSCHE BANK AG, DEUTSCHE BANK TRUST COMPANY AMERICAS, DEUTSCHE ASSET MANAGEMENT INC., DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LTD., DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. AND DWS SCUDDER TRUST COMPANY (3/06 41408).